Exhibit 23
Consent of Independent Auditors
We hereby consent to the use of our report dated March 26, 2008 with respect to the financial statements for the fiscal year ended December 31, 2007 and 2006 in the filing of the 11-K for the year ended December 31, 2007.

/s/
Weaver & Martin LLC
Kansas City, Missouri
March 26, 2008

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